Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is made as of December 25, 2014, between Yuma Energy, Inc., a California corporation, its predecessors, subsidiaries and affiliates (“Yuma” or the “Company”), and Michael F. Conlon (“Employee”) (collectively referred to as the “Parties”).

WHEREAS, Employee was employed by the Company as its President and Chief Operating Officer pursuant to an Employment Agreement (the “Employment Agreement”) dated September 1, 2012;

WHEREAS, Employee provided notice of termination of the Employment Agreement and of his employment with the Company on or about October 8, 2014, with an effective date of December 31, 2014;

WHEREAS, Employee and the Company entered into an Indemnification Agreement dated September 11, 2014 (the “Indemnification Agreement”);

WHEREAS, the Company and Employee entered into a Notice of Restricted Stock Award and Restricted Stock Agreement dated May 20, 2014 as assumed by the Company in connection with the closing of the Amended and Restated Agreement and Plan of Merger and Reorganization, dated as of August 1, 2014 (the “Merger Agreement”), by and among the Company, Yuma Energy, Inc., a Delaware corporation, and two wholly-owned subsidiaries of the Company (the “May 2014 RSA Agreement”);

WHEREAS, the Company and Employee entered into a Restricted Stock Agreement dated April 1, 2013 as amended and restated by the Amended and Restated Notice of Restricted Stock Award and Amended and Restated Restricted Stock Agreement dated August 1, 2014 and as assumed by the Company in connection with the closing of the Merger Agreement (the “April 2013 RSA Agreement”);

WHEREAS, the Company and Employee entered into a Restricted Stock Agreement dated June 1, 2013 as amended and restated by the Amended and Restated Notice of Restricted Stock Award and Amended and Restated Restricted Stock Agreement dated August 1, 2014 as assumed by the Company in connection with the closing of the Merger Agreement (the “June 2013 RSA Agreement” and collectively with the May 2014 RSA Agreement and the April 2013 RSA Agreement, the “RSA Agreements”);

WHEREAS, the RSA Agreements provide for a total of 254,973 restricted shares of common stock, no par value per share (the “Common Stock”), of the Company, with a vesting date of April 1, 2015 (the “April Restricted Shares”), a total of 18,934 restricted shares  with a vesting date of May 20, 2015 (the “May Restricted Shares”), and a total of 81,285 restricted shares with a vesting date after May 20, 2015 (the “Post-May Restricted Shares” and collectively with the April Restricted Shares and the May Restricted Shares, the “Restricted Shares”);

WHEREAS, the Company and Employee desire to enter into a restricted stock unit agreement, in the form attached hereto as Exhibit A (the “RSU Agreement”); and

WHEREAS, the Parties wish to reach agreement on all claims by Employee arising out of or in any way related to Employee’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.  Separation.  On or about October 8, 2014, Employee provided written notice of termination of the Employment Agreement and his employment with the Company effective at the close of business on December 31, 2014 (the “Separation Date”).  As a result of such Separation, Employee’s status as an employee, officer and/or committee member of Company shall terminate as of the Separation Date.  Employee covenants and agrees that he will execute any documents necessary to formally effect the termination of his status in such positions.

2.  Payments to Employee.  The Company agrees to provide to Employee, and Employee has expressly agreed to accept the following, in full settlement and release and discharge of all possible claims, as further delineated in Section 3 below, and as consideration for the other covenants and agreements of Employee set forth in this agreement:

2.1.           Employee will receive, if he has not already received it, his current base salary, less state and federal taxes and other required withholding, through the Separation Date, in accordance with the Company’s regular payroll practices.

2.2.           Employee shall be entitled to payment for any accrued but unused vacation time earned up to and including the Separation Date (the Parties acknowledge and agree that the Employee has 19.8  days of accrued but unused vacation time amounting to $24,996.86, less applicable withholdings, for which he will be paid) in accordance with the Company’s policies for such payments.

2.3.           If Employee is covered under a medical, dental and/or vision benefits plan sponsored by the Company on the Separation Date, Employee has the option to continue his coverage under COBRA.  Information regarding Employee’s rights under COBRA will be provided to him in accordance with the Company’s regular practices and procedures.  If Employee wishes to continue medical, dental and/or vision coverage, he will be responsible for the costs of COBRA continuation after the Separation Date.  Employee must complete and sign the COBRA election form to initiate COBRA coverage.  All other benefits provided through the Company will cease on the Separation Date.

2.4.           Employee will receive assignments of overriding royalty interests in accordance with the terms of the Employment Agreement, as set forth in Exhibit B hereto.

2.5.           The Company shall grant to Employee the sum of 273,907 restricted stock units (“RSUs”) of the Company, which such RSUs shall vest as set forth in the RSU Agreement (the “RSU Grant”).

2.6.           Employee hereby acknowledges and agrees that Employee would not be entitled to certain of the above payments and benefits provided for in this Agreement, including those provided for in paragraph 2.5 above, upon the termination of Employee’s employment with Company on the Separation Date in the absence of this Agreement.  Employee represents and agrees that he has been (and is hereby) advised to and had the opportunity to thoroughly discuss all aspects of this Agreement with his private attorney, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.

2.7.           The RSU Agreement sets forth the Company’s and Employee’s obligations with regard to the payment of withholding taxes with respect to the RSUs.  Employee understands that the RSUs are includible in Employee’s income, and that the Company’s obligation to withhold applicable withholding taxes with respect of the value of the RSUs occurs on the Effective Date (as defined in Section 5.2 below) and on each Vesting Date (as defined in the RSU Agreement).  Employee further agrees to satisfy the entire tax withholding obligation on or before the Effective Date and each Vesting Date by (a) paying to the Company cash or other good and marketable funds (in the form of a cashier’s or certified check, wire transfer or other funds as approved in the sole discretion of the Company); (b) instructing the Company to withhold from other funds currently due to Employee; or (c) a combination of the above. Failure by Employee to comply with this obligation will be a breach of this Agreement, and the Company’s obligation to notify the transfer agent of the vesting of the RSUs is contingent upon Employee fulfilling his obligations pursuant to this Section 2.7.

2.8.           The RSA Agreements shall be cancelled and all of the Restricted Shares shall be forfeited on the date hereof.

3.  Continuing Obligations.  Employee covenants and agrees that he has continuing obligations to Company pursuant to Article XIV of the Employment Agreement, including but not limited to the non-solicitation obligation, which lasts two years from the Separation Date, and the confidentiality obligation regarding Confidential Information (as defined in the Employment Agreement), which lasts forever, which obligations shall continue in full force and effect, whether this Agreement becomes effective or not.

4.  Release.                        Except as described in Sections 4.3, 4.4 and 4.5 below, Employee waives and releases on behalf of the Employee, the Employee’s spouse and children, the Employee’s heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, any and all claims, whether or not now known to Employee against Yuma, its predecessors, parents, subsidiaries and affiliated companies, and all of its past and present officers, directors, employees, agents and assigns, (collectively, “Releasees”), arising from or relating to any and all acts, events and omissions occurring prior to the date Employee signs this Agreement.

4.1           Included Claims.  The claims being waived and released by Employee include, without limitation:

a. any and all claims arising from or relating to Employee’s recruitment, hire, employment, or separation from employment with Yuma;

b. any and all claims of breach of contractual obligations, wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, promissory estoppel, negligence, assault and battery, and violation of public policy;

c. any and all claims of unlawful discrimination, harassment and retaliation under applicable federal law; state law, including, without limitation, Chapter 21 of the Texas Labor Code; and local laws and regulations;

d. any and all claims of violation of any federal law; state law, including, without limitation, Chapter 21 of the Texas Labor Code; Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), the Equal Pay Act (EPA), the Employee Retirement Income Security Act (ERISA), the Family and Medical Leave Act (FMLA), the Americans with Disabilities Act, as amended (ADAAA), the National Labor Relations Act (NLRA) and local laws relating to recruitment, hiring, terms and conditions of employment, and termination of employment;

e. any and all claims for monetary damages and any other form of personal relief;

f. any and all claims under the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act, as amended;

g. any and all claims relating to the RSA Agreements and the taxation of the same, including, without limitation, any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Employee, including, without limitation, as a result of the application of Section 409A and/or Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”); and

h. any and all claims relating to the RSU Agreement and the taxation of the same, including, without limitation, any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Employee, including, without limitation, as a result of the application of Section 409A of the Code.

4.2           Unknown Claims.  In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that if he later discovers facts different from or in addition to those facts currently known by him, or believed by him to be true, the waivers and releases of this Agreement will remain effective in all respects – despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if he had prior knowledge of such facts.

4.3           Exceptions.  The only claims that are not being waived and released by Employee under this Section are claims Employee may have for:

a. unemployment, state disability, and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

b. violations of any federal, state, or local statutory and/or public policy right or entitlement that, by applicable law, are not waivable; and

c. any wrongful act or omission occurring after the date Employee signs this Agreement.

4.4           Government Agency Claims Exception.  Nothing in this Agreement prevents or prohibits Employee from filing, cooperating, or assisting in any government investigation or proceeding.  Notwithstanding the foregoing, Employee represents that he has not made any legal claim against Company, and he agrees to waive his right to recover monetary damages in any charge, complaint or lawsuit filed by him or by anyone on his behalf.

4.5           Employee does not, however, release or discharge the Releasees from any claim arising out of any nonperformance or failure to perform by the Company of any of its obligations under this Agreement, any rights relating to the RSUs granted to Employee hereunder or other outstanding equity awards under which Employee continues to have rights or benefits which, by their terms, survive the cessation or termination of Employee’s employment, or any indemnification or similar rights Employee may have as a current or former officer of the Company, including, but not limited to the Indemnification Agreement.

5. Revocation Period; Effective Date. Employee has been given twenty-one (21) calendar days after the date he receives this Agreement (“21-day Consideration Period”) within which to review and consider it, to discuss it with an attorney of his own choosing, and to decide whether or not to sign it.  Yuma hereby advises Employee to consult with an attorney of his own choosing during this 21-day Consideration Period.

5.1           In addition, for the period of seven (7) calendar days after the date Employee signs this Agreement (“7-day Revocation Period”), Employee may revoke it by delivering written notice of revocation to Yuma by hand-delivery or by facsimile or e-mail transmission (and retaining proof of successful transmission).

5.2           Because of this 7-day Revocation Period, this Agreement will not become effective and enforceable until the signed Agreement has been delivered to Yuma and no written notice of revocation has been delivered to Yuma during the 7-day Revocation Period (“Effective Date”).

6. Judicial Interpretation/Modification; Severability.  In the event that any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful, or unenforceable for any reason, the invalid, unlawful, or unenforceable provision (or portion thereof) shall be construed or modified so as to provide Releasees with the maximum protection that is valid, lawful, and enforceable, consistent with the intent of Yuma and Employee in entering into this Agreement.  If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful, and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

7. Changes to Agreement.  No changes to this Agreement can be effective except by another written agreement signed by Employee and an authorized officer of Company.

8. Choice of Law/Dispute Resolution.  The parties further agree that any dispute arising under this Agreement, or related in any way to the terms of same, shall be governed by the laws of the State of Texas, without regard to choice of law principles.  Any enforcement of this Agreement or any other future dispute between Employee and the Company or any of its former, current or future parents, subsidiaries, affiliates or employees shall be first submitted to mediation, and if that is unsuccessful, then the dispute shall be finally resolved by arbitration in accordance with the procedures set forth in Article XXI of the Employment Agreement.

9. Execution.  This Agreement may be executed in counterparts by facsimile or by transmission via email, all of which taken together shall constitute an instrument enforceable and binding upon the undersigned parties.

10. Entire Agreement. Unless specifically provided herein, this Agreement contains all the understandings and representations between Employee and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the Employment Agreement and the RSA Agreements, the statements in the body of this Agreement shall control.

Dated: December 25, 2014	By:	/s/ Sam L. Banks
Yuma Energy, Inc.

	Name:	Sam L. Banks

	Title:	President and Chief Executive Officer

I HAVE READ THIS AGREEMENT.   I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS.   I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS AGREEMENT, AND I HAVE DONE SO.   I SIGN THIS AGREEMENT FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Dated: December 17, 2014	By:	/s/ Michael F. Conlon
Michael F. Conlon

Exhibit A

Restricted Stock Unit Agreement

(attached hereto)

Yuma Energy, Inc.

2014 LONG-TERM INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Award No.:

Participant:	Michael F. Conlon	(the “Participant”)

Notice:
You have been granted the following award of restricted stock units of Yuma Energy, Inc., a California corporation (the “Company”), in accordance with the terms of this Notice of Restricted Stock Unit Award (this “Notice”), the Yuma Energy, Inc. 2014 Long-Term Incentive Plan, as approved by stockholders in September 2014, as amended from time to time (the “Plan”), the attached Restricted Stock Unit Agreement (the “Agreement”), and that certain Separation Agreement and General Release of Claims dated as of December 25, 2014 (the “Separation Agreement”), between the Company and the Participant.

Date of Grant:		(the “Grant Date”)

Number of Units:	273,907	(the “Units”)

Vesting Schedule:	Number of Units	Vesting Date (each, a “Vesting Date”)
	254,973	April 1, 2015
	18,934	May 20, 2015

The vesting of the Units is subject to your continued service as an employee or as a director of the Company through December 31, 2014 and the terms of this Notice, the Plan, the Agreement and the Separation Agreement.

Your signature below indicates your agreement and understanding that this Notice is subject to all of the terms and conditions contained in the Plan and the Agreement, which includes this Notice. PLEASE BE SURE TO READ ALL OF THIS NOTICE, THE PLAN AND THE AGREEMENT, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS NOTICE.

PARTICIPANT		YUMA ENERGY, INC.

By:
Michael F. Conlon	Name:	Sam L. Banks
	Title:	President and Chief Executive Officer

YUMA ENERGY, INC.
2014 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.
Award of Restricted Stock Units.  Yuma Energy, Inc., a California corporation (the “Company”), hereby grants to the Participant under the Plan an award (the “Award”) of the number of restricted stock units (individually, a “Unit” and collectively, the “Units”) set forth in the Notice of Restricted Stock Unit Award (the “Notice”) attached to this Restricted Stock Unit Agreement (this “Agreement”). This Agreement consists of the Notice and the terms and conditions of the Yuma Energy, Inc. 2014 Long-Term Incentive Plan, as amended from time to time (the “Plan”). Unless otherwise provided herein, capitalized terms herein will have the same meanings as in the Plan or in the Notice.

2.	Vesting Schedule.

(a)
Each Unit held by the Participant will entitle the Participant to receive one share of common stock, no par value per share, of the Company (“Common Stock”), upon the Vesting Date of such Units. Prior to the Vesting Date of a Unit, the Participant will have no ownership interest in the Common Stock represented by such Unit and the Participant will have no right to vote or exercise proxies with respect to the Common Stock represented by such Unit. Furthermore, the Participant will not receive any dividends on unvested Units. No stock certificates will be issued as of the Grant Date set forth in the Notice and the Units will be subject to forfeiture and other restrictions as set forth below.

(b)
Units scheduled to vest on a Vesting Date will vest only if the Participant remains in continued service as an employee of the Company through December 31, 2014 (the “Restriction Period”). Should the Participant’s continued service as an employee of the Company end at any time prior to the end of the Restriction Period (a “Separation from Service”), any unvested Units will be immediately forfeited. Participant will receive no payment for unvested forfeited Units. The term “Separation from Service” shall have the same meaning as attributed to it under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3.	Change in Control. Units do not vest upon a Change in Control. This Section 3 supersedes Section 13.4 of the Plan.

4.	Settlement.

(a)
Subject to the terms and conditions of this Agreement, within ninety (90) days following each Vesting Date, except in no event later than December 31st of 2015, the Company will issue one share of Common Stock for each Unit which vested on such Vesting Date in a book-entry account in the name of the Participant with the Company’s transfer agent.

(b)	Notwithstanding any other provision of this Agreement to the contrary,

i.	if any payment hereunder is subject to Section 409A of the Code, and

ii.	if such payment is to be paid on account of the Participant’s Separation from Service (within the meaning of Section 409A of the Code) (an “SFS Payment”),

then, if the Participant is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), and if any such SFS Payment is required to be made prior to the first day of the seventh month following the Participant’s Separation from Service, such SFS Payment shall be delayed until the first day of the seventh month following the Participant’s Separation from Service.  To the extent that any payments or benefits under this Agreement are subject to Section 409A of the Code and are paid on account of the Participant’s Separation from Service, the determination as to whether the Participant has had a Separation from Service shall be made in accordance with Section 409A of the Code and the guidance issued thereunder.

5.	Taxes.

(a)
Tax Liability.  The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Award. The Company does not make any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Common Stock. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

(b)
Payment of Withholding Taxes.  In the event required by federal or state law, the Company will have the right and is hereby authorized to withhold, or to require the Participant to pay upon the occurrence of an event triggering the requirement, any applicable withholding taxes in respect of the Units, their grant, vesting or otherwise and to take such other action as may be necessary in the opinion of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, to satisfy all obligations for the payment of such withholding taxes. The Participant must satisfy such tax withholding obligations by paying cash to the Company. The Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to inadequate withholding.

(c)
THE PARTICIPANT FURTHER ACKNOWLEDGES THAT THE COMPANY HAS DIRECTED HIM OR HER TO SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THE INCOME TAX LAWS OF ANY MUNICIPALITY OR STATE IN WHICH HE OR SHE MAY RESIDE.

6.
No Right to Employment or Service.  Nothing in this Agreement or the Plan will confer upon the Participant any right to employment by the Company or will interfere with, or restrict in any way, the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Participant at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company.

7.
Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, Attn: Chief Financial Officer, 1177 West Loop South, Suite 1825, Houston, Texas 77027, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Participant will be addressed to such Participant at the address maintained by the Company for such person or at such other address as Participant may specify in writing to the Company.

8.
Award is Not Transferable.  The Award and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and may not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

9.	Compliance with Laws and Regulations.

(a)
If the Participant is an “affiliate” of the Company, as that term is defined in Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), the Participant may not sell the Common Stock received upon vesting of the Units unless in compliance with Rule 144. Further, the Participant’s subsequent sale of the Common Stock received upon the vesting and settlement of Units will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies and any other applicable securities laws. The Participant acknowledges and agrees that, prior to the sale of any Common Stock acquired hereunder, it is the Participant’s responsibility to determine whether or not such sale of such Common Stock will subject the Participant to liability under insider trading rules or other applicable federal securities laws.

(b)
The Units and the obligation of the Company to deliver Common Stock hereunder will be subject in all respects to (i) all applicable federal and state laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee may, in its discretion, determine to be necessary or applicable. Moreover, the Company will not issue any Common Stock to the Participant or any other person pursuant to this Agreement if doing so would be contrary to applicable law. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Common Stock upon any national securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable, the Company will not be required to issue any Common Stock to the Participant or any other person pursuant to this Agreement unless and until such listing, registration, qualification, consent or approval has been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

(c)
To the extent any payment under this Agreement is subject to Section 409A of the Code, this Agreement, the Notice and the Plan will be interpreted as necessary to comply with Section 409A of the Code. To the extent any provision of this Agreement, the Notice and/or the Plan violates Section 409A of the Code, such provision will hereby be amended to comply or, if it cannot be so amended, such provision is void. The Company does not guarantee the tax treatment of any payment or transfer of shares of Common Stock under this Agreement and the Participant will in all case be responsible for any and all taxes due.

10.	Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

11.
Plan Governs.  Except where explicitly stated in this Agreement, this Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

12.
Committee Authority.  The Committee (or the full Board if the Company does not have a compensation committee) will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Units have vested). All actions taken and all interpretations and determinations made by the Committee will be final and binding upon the Participant, the Company and all other persons, and will be given the maximum deference permitted by law. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

13.	Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14.
Provisions Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

15.
Entire Agreement.  This Agreement, including the Notice, and the Plan constitute the entire understanding of the parties relating to the subjects covered herein. The Participant expressly warrants that he or she is not executing the Notice in reliance on any promises, representations or inducements other than those contained herein and in the Plan.

16.
Modifications to this Agreement.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless made in writing signed by the Participant and a duly authorized officer of the Company.  All modifications of or amendments to this Agreement must either (a) comply with Section 409A of the Code or (b) not cause the Award to be subject to Section 409A of the Code if the Award is not already subject to Section 409A of the Code.

17.	Amendment, Suspension or Termination of the Plan. The Participant understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

18.	Recoupment Policy. Notwithstanding the vesting terms of this Agreement, the Award is subject to any compensatory recovery (clawback) policy in effect at the time of each Vesting Date.

19.
Governing Law and Choice of Venue.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its conflict of law provisions. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this Agreement, the parties hereby submit to the exclusive jurisdiction of the State of Texas and agree that such litigation shall be conducted only in any state or federal court located in Harris County, Texas, and no other courts, where this grant is made and/or to be performed.

20.	Data Protection. By accepting the Award the Participant agrees and consents:

(a)
to the collection, use, processing and transfer by the Company of certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, other employee information, details of the Units granted to the Participant, and of Common Stock issued or transferred to the Participant pursuant to this Agreement (“Data”); and

(b)	to the Company transferring Data to any subsidiary or affiliate of the Company for the purposes of implementing, administering and managing this Agreement; and

(c)	to the use of such Data by any person for such purposes; and

(d)	to the transfer to and retention of such Data by third parties in connection with such purposes.

21.
Participant Acknowledgements.  The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Participant has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Notice and fully understands all provisions of this Agreement and the Plan.

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE UNITS WILL VEST, IF AT ALL, ONLY IF THE PARTICIPANT REMAINS AN EMPLOYEE OF THE COMPANY THROUGH DECEMBER 31, 2014 (NOT THROUGH THE ACT OF BEING GRANTED THE AWARD OR ACQUIRING UNITS HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THE NOTICE, THIS AGREEMENT NOR THE PLAN WILL CONFER UPON THE PARTICIPANT ANY RIGHT WITH RESPECT TO THE PARTICIPANT’S EMPLOYMENT WITH THE COMPANY.

Exhibit B
To that Separation Agreement and General Release of Claims
Dated December 25, 2014
Between Yuma Energy, Inc.
and
Michael F. Conlon

Addison and Crosby Projects

Employee has been assigned his contractual overriding royalty interest of 0.50%, subject to proportionate reduction under Articles VI, VII and VIII of the Employment Agreement (“Contractual ORRI”) on the units containing the Crosby 12-1 well and the Crosby 14-1 well.  In addition, Employee will be assigned 25% of his Contractual ORRI on the acreage in any additional designated spacing units (i.e. voluntary, commissioner or by adopted field rule) in the Austin Chalk  Crosby and Addison Projects once the initial well in that spacing unit has been spudded.  Notwithstanding the foregoing and notwithstanding Articles VI, VII and VIII of the Employment Agreement, any proportionate reduction on Employee’s ORRIs in the Addison Project will be pursuant to the terms of the e-mail agreement dated May 3, 2013, attached hereto as Exhibit C. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Employment Agreement.

Amazon 3-D Project

Employee will be assigned the following percentages of his Contractual ORRI amount in the following Prospects once the Prospect is Sold and the initial well has been spudded on such Prospect in the Amazon 3-D Project:

Anaconda                              40%

Bell City North                      50%

Branco                                    50%

Jaguarundi                             50%

N. Spider Monkey                50%

S. Spider Monkey                 50%

Tambo                                    40%

Livingston 3-D Project

Employee will be assigned the following percentages of his Contractual ORRI amount in the following Prospects once the Prospect is Sold and the initial well has been spudded on such Prospect in the Livingston 3-D Project:

Aztec                                      40%*

Bandelier                                40%*

Bighorn                                  40%*

Bryce                                      40%*

Carlsbad                                 40%*

Glacier                                    50%

Joshua                                    50%

Mesa Verde                           50%

Ranier                                     40%*

Ripken                                    40%

Ryan                                       40%

*With respect to the Aztec, Bandelier, Bighorn, Bryce, Carlsbad and Ranier Prospects, all leases have expired as of October 15, 2014.  Employee will be entitled to assignments of ORRIs on those prospects if and only if, during the six (6) month period following October 15, 2014, Yuma acquires new leases and starts reassembling the leasehold in that Prospect.